Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Note	Jurisdiction
Maiden Holdings, Ltd.	(1)
Maiden Reinsurance Ltd.		Bermuda
Maiden Holdings North America, Ltd.		Delaware
Maiden Re Insurance Services, LLC	(2)	Delaware
Maiden Reinsurance North America, Inc.	(2)	Missouri
Maiden Global Servicing Company, LLC	(2)	Delaware
Maiden Life Försäkrings AB		Sweden
Maiden General Försäkrings AB		Sweden
Regulatory Capital Limited		Ireland
Maiden Global Holdings Ltd.		England
AVS Automotive VersicherungsService GmbH	(3)	Germany
OVS Opel VersicherungsService GmbH	(5)	Austria
VCIS Germany GmbH	(4)	Germany
Maiden Australia Holdings PTY Ltd.	(3)	Australia
Maiden Russia LLC	(3)	Russia
Maiden Nederland B.V.	(3)	Netherlands

(1)	All subsidiaries are 100% wholly owned by Maiden Holdings, Ltd. unless otherwise noted.

(2)	100% wholly owned subsidiary of Maiden Holdings North America, Ltd.

(3)	100% wholly owned subsidiary of Maiden Global Holdings Ltd.

(4)	50% owned subsidiary of AVS Automotive VersicherungsService GmbH

(5)	60% owned subsidiary of AVS Automotive VersicherungsService GmbH